Consent of Independent Auditors'



The Board of Directors and Stockholders
ACCESS Pharmaceuticals, Inc.:



We consent to the incorporation by reference in Registration Statement Nos. 33-42052, 33-32137 and 33-22750 on Form S-3 and in Registration Statement Nos. 33-10626 and 33-41134 on Form S-8 of ACCESS Pharmaceuticals, Inc. (formerly Chemex Pharmaceuticals, Inc.) of our report dated March 29, 1996, relating to the balance sheets of ACCESS Pharmaceuticals, Inc. as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of ACCESS Pharmaceuticals, Inc.



                                                           KPMG Peat Marwick LLP
Dallas, Texas
March 29, 1996